Exhibit 99.1

SRI/Surgical Express, Inc.

12425 Race Track Road

Tampa, Florida 33626

October 20, 2004

Fairfield Capital Partners, Inc.

372 Larboard Way

Clearwater, Florida 33767

Attention: Charles T. Orsatti

Re:	SRI/Surgical Express, Inc. (the “Company”) – Consulting Arrangement

Gentlemen:

This letter agreement confirms the terms on which you have been providing since September 24, 2004, and will continue to provide, consulting services to the Company on an interim basis during the Company’s search for a new Chief Executive Officer.

Your consulting services to the Company involve assisting with the daily management of the Company under the direction of the Executive Committee of the Company’s Board of Directors. For your services, the Company will pay you a consulting fee of $250.00 per hour; provided, however, this hourly consulting fee shall not apply to any time you spend discharging your normal duties as a member of the Company’s Board of Directors. This letter agreement may be terminated by either you or the Company at any time upon written notice to the other. The Company shall reimburse you in accordance with its policies for all reasonable and approved expenses incurred in the performance of your consulting duties under this letter agreement.

Your relationship with the Company pursuant to this letter agreement is that of an independent contractor, not an employee, and therefore, no employee benefits will be available to you. You assume full responsibility for the payment and reporting of all state and federal taxes and other contributions imposed or required under unemployment, social security, or income tax laws with respect to your rendition of consulting services to the Company. This letter agreement constitutes the final and complete understanding of you and SRI with respect to the matters addressed in it and supersedes any prior or contemporaneous agreement, representation, or understanding, oral or written, by you and/or SRI.

[Signature page follows]

Please confirm your agreement to these terms by executing this letter where indicated below.

SRI/SURGICAL EXPRESS, INC.

By:	/s/ N. John Simmons, Jr.
Name:	N. John Simmons, Jr.
Title:	Chairman

Acknowledged and agreed to by:

FAIRFIELD CAPITAL PARTNERS, INC.

By:	/s/ Charles T. Orsatti
Charles T. Orsatti, President